Exhibit 99.1

Brownie’s Marine Group Announces BLU3 Nemo is #1 on Amazon’s Most Wished for Diving Packages

Pompano Beach, Florida, March 2nd, 2021 — Brownies Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high pressure air and industrial compressors in the marine industry, announces today that the Nemo, it’s portable battery operated surface supplied air dive system, manufactured and sold by it’s wholly owned subsidiary, BLU3, Inc. has reached number one on Amazon’s most wished for diving packages.

Blake Carmichael, CEO of BLU3 states “We have seen a steady climb in our exposure with Amazon, and are very happy to have reached the most wished for dive package as of the last February, 2021 update. We continue to build brand awareness through all of our channels, an are excited to increase the BLU3 family of products with the introduction of our next gen product, Nomad, in 2021.”

“BLU3’s products are disrupters to an industry that has seen exploring the depths in only one way for a very long time. Blake and his team are changing the way that people approach diving and are expanding access to the next atmosphere to a much larger audience by making diving easy and convenient.” Chris Constable, CEO of BWMG stated.

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., is the parent company to a family of innovative brands with a unique concentration in the industrial and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has three subsidiaries: Trebor Industries, Inc., founded in 1981, dba as “Brownie’s Third Lung”; BLU3, Inc.; and Brownie’s High-Pressure Services, Inc., dba LW Americas. The Company is headquartered in Pompano Beach, Florida.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2020 and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.

Contact Information: (954)-462-5570

investors@browniesmarinegroup.com